Wrinkle, Gardner & Company, P. C.
                Certified Public Accountants
                 211 E. Parkwood, Suite 100
                  Friendswood, Texas 77546
                        281-992-2200


January 13, 2002


Mr. Elorian Landers
Chief Financial Officer
Group Management Corp.
30 Farrell Ridge
Sugar Land, Texas 77479


Dear Mr. Landers,

This is to confirm that the client-auditor relationship between Group Management Corp. (Commission File Number 333-99825) and Wrinkle, Gardner & Company, P. C. has ceased. The firm is in agreement with the amended Form 8-k filed by the company on or about January 13, 2003.

Sincerely,


Wrinkle, Gardner & Company, P. C.


Cc:       Office of the Chief Accountant
        SECPS Letter File
        Securities and Exchange Commission
        Mail Stop 9-5
        450 Fifth Street, N. W.
        Washington, D.C.  20549